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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                             Scheid Vineyards, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    806403101
--------------------------------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------
                                 June 30, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropiate box to designate the rule pursuant to which Schedule is filed:

     [x]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                PAGE 1 OF 9 PAGES

---------------------------------------                  -----------------------
CUSIP No.   806403101                         13G        Page  2  of  9  Pages
---------------------------------------                  -----------------------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                      -------- -------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                      -------- -------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                        -------- -----------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA, HC

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES

---------------------------------------                  -----------------------
CUSIP No.   806403101                         13G        Page  3  of  9  Pages
---------------------------------------                  -----------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES

---------------------------------------                  -----------------------
CUSIP No.   806403101                         13G        Page  4  of  9  Pages
---------------------------------------                  -----------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                      (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES

---------------------------------------                  -----------------------
CUSIP No.   806403101                         13G        Page  5  of  9  Pages
---------------------------------------                  -----------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                      (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 345,300

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  345,300

                   -------- ----------------------------------------------------
                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          345,300
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.5%

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      Scheid Vineyards, Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      13470 Washington Blvd.
                      Suite 300
                      Marina Del Rey, CA   90292

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI, are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      806403101

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:   (c) (X) Insurance Company as defined in ss.3(a)
                                         (19) of the Act.

                                 (e) (X) Investment  Adviser  registered
                                         under   ss.203  of  the   Investment
                                         Advisers Act of 1940.

                                 (g) (X) Parent Holding Company, in accordance
                                         with ss.240.13d-1(b)(ii)(G).

                      JHSI:      (g) (X) Parent Holding Company, in accordance
                                         with ss.240.13d-1(b)(ii)(G).
                      TBFG:      (g) (X) Parent Holding Company, in accordance
                                         with ss.240.13d-1(b)(ii)(G).

                                            PAGE  6  OF  9  PAGES

                      JHA:       (e) (X) Investment Adviser registered under
                                         ss.203 of the Investment Advisers Act
                                         of 1940.

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 345,300 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares.

                      (b)    Percent of Class:  10.5%

                      (c) (i) sole power to vote or to direct the vote:  JHA has sole power to vote or direct the vote of the
                              345,300 shares of Common Stock under the Advisory Agreements as follows:
                                                                  Date of
                                                  Number          Advisory
      Fund Name                                   of Shares      Agreement
      ---------                                   --------       ---------
John Hancock Maritime Life Discovery Fund          8,400        May 11, 1994
Indosuez North American Smaller Companies
Portfolio                                         15,600        May 20, 1997
John Hancock Variable Series Trust I-
  Small Cap Growth Portfolio                      25,700      March 29, 1996
John Hancock Emerging Growth Fund                286,200    December 2, 1996
John Hancock Small Capitalization Value Fund       5,000       April 3, 1995
John Hancock Small Capitalization Growth Fund      1,100   December 11, 1995
John Hancock V.A. Emerging Growth Fund             3,300     August 29, 1996

                          (ii)   shared power to vote or to direct the vote: -0-

                          (iii) sole power to dispose or to direct the disposition of: JHA has sole power to dispose or to direct the disposition of the 345,300 shares of Common Stock under the Advisory Agreement noted in Item 4(c)(i) above.

                          (iv)   shared power to dispose or to direct the
                                 disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person: See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                PAGE 7 OF 9 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                   John Hancock Mutual Life Insurance Company
                                   By:      /s/Marion L. Nierintz
                                            ---------------------
                                   Name:    Marion L. Nierintz
Dated: July 9, 1998                Title:   Second Vice President



                                   John Hancock Subsidiaries, Inc.
                                   By:      /s/Marion L. Nierintz
                                   Name:    ---------------------
                                            Marion L. Nierintz
Dated: July 9, 1998                Title:   Secretary



                                   The Berkeley Financial Group
                                   By:      /s/John J. Cotter
                                            -----------------
                                   Name:    John J. Cotter
Dated: July 9, 1998                Title:   Attorney and Assistant Secretary



                                   John Hancock Advisers, Inc.
                                   By:      /s/John J. Cotter
                                   Name:    -----------------
                                            John J. Cotter
Dated: July 9, 1998                Title:   Attorney and Assistant Secretary


                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Schedule 13G (Amendment No. 3), to which this Agreement is attached, relating to the Common Stock of Scheid Vineyards, Inc. is filed on behalf of each of them.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/Marion L. Nierintz
                                             ---------------------
                                    Name:    Marion L. Nierintz
Dated: July 9, 1998                 Title:   Second Vice President




                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/Marion L. Nierintz
                                    Name:    ---------------------
                                             Marion L. Nierintz
Dated: July 9, 1998                 Title:   Secretary



                                    The Berkeley Financial Group
                                    By:      /s/John J. Cotter
                                             -----------------
                                    Name:    John J. Cotter
Dated: July 9, 1998                 Title:   Attorney and Assistant Secretary



                                    John Hancock Advisers, Inc.
                                    By:      /s/John J. Cotter
                                    Name:    -----------------
                                             John J. Cotter
Dated: July 9, 1998                 Title:   Attorney and Assistant Secretary



                                PAGE 9 OF 9 PAGES